Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2014 Global Share Option Plan and the 2014 Stock Incentive Plan of Brainstorm Cell Therapeutics of our report dated April 13, 2008, relating to the financial statements of Brainstorm Cell Therapeutics Inc. as of December 31, 2007 and for the year ended December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Registrant's ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
August 27, 2014	A Member of Ernst & Young Global